Exhibit 99.1

LIMITED BRANDS REPORTS 2004 THIRD QUARTER EARNINGS

Columbus, Ohio, November 18, 2004 — Limited Brands (NYSE: LTD) today reported 2004 third quarter results.

Third Quarter Results

On a reported basis, earnings per share were $0.16 for the third quarter compared to $0.25 last year. This year’s result includes a gain of $0.06 per share related to the New York & Company initial public offering and a $0.03 per share tax benefit primarily from the favorable settlement of state tax matters. Last year’s result includes a gain of $0.16 per share related to the sale of Limited Brands’ remaining interest in Alliance Data Systems Corporation (NYSE: ADS), an interest refund from a tax settlement of $0.03 per share and a gain related to the sale of the Structure trademark to Sears of $0.01 per share. Operating income was $53.1 million compared to $42.2 million last year, and net income was $78.3 million compared to $129.7 million last year.

On an adjusted basis, third quarter earnings per share were $0.10 compared to $0.08 last year, operating income was $53.1 million compared to $42.2 million last year, and net income was $49.7 million compared to $44.3 million last year.

Comparable store sales for the quarter ended October 30, 2004 increased 1% and net sales were $1.891 billion compared to sales of $1.847 billion last year.

Year-to-Date Results

On a reported basis, earnings per share were $0.66 for the nine months ended October 30, 2004 compared to $0.63 last year. Operating income was $399.5 million compared to $321.6 million last year, and net income was $322.9 million compared to $329.2 million last year.

On an adjusted basis, year-to-date earnings per share increased 41% to $0.52 compared to $0.37 last year, operating income was $399.5 million compared to $321.6 million last year, and net income was $254.8 million compared to $196.1 million last year.

Comparable store sales for the nine months ended October 30, 2004 increased 6% and net sales of $6.080 billion increased 7% compared to sales of $5.703 billion last year.

2004 Outlook

The Company remains comfortable with its previous estimate for adjusted full year earnings per share of $1.35 to $1.42, or $0.85 to $0.92 per share in the fourth quarter. This estimate excludes any impact from the outstanding tender offer transaction and all adjusted items described below.

Adjusted Results

Adjusted results, which are non-GAAP financial measures, are presented in order to improve investors’ understanding of historical and expected financial results and improve comparability of financial information from period to period. Adjusted results as reported above reflect the following:

Adjustments Related to New York & Company:

•	Adjustment to exclude a third quarter 2004 pretax non-operating gain of $45.7 million, or $0.06 per share, related to the New York & Company initial public offering.

•	Adjustment to exclude a first quarter 2004 pretax non-operating gain of $44.9 million, or $0.06 per share, resulting from the repayment of New York & Company’s $75 million subordinated note held by Limited Brands plus accrued interest of approximately $10 million. The note was repaid prior to its scheduled maturity of November 26, 2009. Additionally, New York & Company purchased warrants representing approximately 13% of New York & Company’s common equity held by Limited Brands, for $20 million. The note and warrants were part of the consideration received by Limited Brands for the sale of New York & Company in November 2002.

Adjustment Related to Galyan’s Trading Company:

•	Adjustment to exclude a second quarter 2004 pretax non-operating gain of $17.6 million, or $0.02 per share, resulting from the sale of the Company’s remaining interest in Galyan’s Trading Company.

Adjustments Related to Alliance Data Systems:

•	Adjustment to exclude a first quarter 2003 pretax non-operating gain of $79.7 million, or $0.09 per share, resulting from the sale of approximately half of the Company’s interest (7 million shares) in Alliance Data Systems Corporation (NYSE: ADS) in a secondary offering.

•	Adjustment to exclude a third quarter 2003 pretax, non-operating gain of $128.4 million, or $0.16 per share, resulting from the sale of the Company’s remaining interest (7.5 million shares) in ADS in a secondary offering.

Please refer to the attached income statements for the quarter and year-to-date for a reconciliation of reported and adjusted results.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,835 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the third quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the third quarter earnings call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service our debt, any debt we draw down under our credit facilities, and any other debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the third quarter earnings call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

ADDITIONAL LEGAL INFORMATION:

This press release and the third quarter earnings call are for informational purposes only and do not constitute an offer to buy or the solicitation of an offer to sell shares of Limited Brands’ common stock. Our tender offer is being made only pursuant to the Offer to Purchase and the related materials that Limited Brands distributed to shareholders on October 7, 2004. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders can obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Limited Brands filed with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at 888-628-8208.

# # #

For further information, please contact: Tom Katzenmeyer	For further information regarding the self-tender offer, please contact:
SVP, Investor, Media and Community Relations	D.F. King & Co., Inc.
Limited Brands, Inc.	48 Wall Street
614-415-7076	New York, NY 10005
www.Limitedbrands.com	888-628-8208

(attachments: Consolidated Statements of Income and Reconciliation of Adjusted Results, pages 4-5)

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RECONCILIATION OF ADJUSTED RESULTS

THIRTEEN WEEKS ENDED OCTOBER 30, 2004 AND NOVEMBER 1, 2003

(Unaudited)

(In thousands except per share amounts)

	2004			2003
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$1,890,855	—	$1,890,855	$1,846,770	—	$1,846,770
Gross Income	613,585	—	613,585	595,453	—	595,453
General, Administrative and Store Operating Expenses	(560,440)	—	(560,440)	(553,281)	—	(553,281)

Operating Income	53,145	—	53,145	42,172	—	42,172
Interest Expense	(13,234)	—	(13,234)	(11,690)	—	(11,690)
Interest Income	7,123	—	7,123	36,776	—	36,776
Other Income (Loss)	53,311	(45,668)	7,643	5,060	—	5,060
Gain on Investee’s Stock	—	—	—	128,356	$(128,356)	—

Income Before Income Taxes	100,345	(45,668)	54,677	200,674	(128,356)	72,318
Provision for Income Taxes	22,000	(17,000)	5,000	71,000	(43,000)	28,000

Net Income	$78,345	$(28,668)	$49,677	$129,674	$(85,356)	$44,318

Net Income Per Share	$0.16		$0.10	$0.25		$0.08

Weighted Average Shares Outstanding	479,898		479,898	524,380		524,380

See Attached Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results.

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RECONCILIATION OF ADJUSTED RESULTS

THIRTY-NINE WEEKS ENDED OCTOBER 30, 2004 AND NOVEMBER 1, 2003

(Unaudited)

(In thousands except per share amounts)

	2004			2003
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$6,079,890	—	$6,079,890	$5,703,173	—	$5,703,173
Gross Income	2,087,208	—	2,087,208	1,909,740	—	1,909,740
General, Administrative and Store Operating Expenses	(1,687,748)	—	(1,687,748)	(1,588,150)	—	(1,588,150)

Operating Income	399,460	—	399,460	321,590	—	321,590
Interest Expense	(36,924)	—	(36,924)	(50,085)	—	(50,085)
Interest Income	23,556	—	23,556	54,117		54,117
Other Income (Loss)	95,225	(90,525)	4,700	(2,501)	—	(2,501)
Gain on Investees’ Stock	17,617	(17,617)	—	208,042	(208,042)	—

Income From Continuing Operations Before Income Taxes	498,934	(108,142)	390,792	531,163	(208,042)	323,121
Provision for Income Taxes	176,000	(40,000)	136,000	202,000	(75,000)	127,000

Net Income	$322,934	$(68,142)	$254,792	$329,163	$(133,042)	$196,121

Net Income Per Share	$0.66		$0.52	$0.63		$0.37

Weighted Average Shares Outstanding	491,878		491,878	525,920		525,920

See Attached Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results.

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

The “Adjusted Results” provided in the attached unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2004

In the first quarter of 2004, adjusted results exclude a $44.9 million pretax, non-operating gain resulting from the repayment of New York & Company’s $75 million subordinated note held by Limited Brands plus accrued interest of approximately $10 million. Additionally, New York & Company purchased warrants representing approximately 13% of New York & Company’s common equity held by Limited Brands, for $20 million. The note and warrants were part of the consideration received by Limited Brands for the sale of New York & Company in November 2002.

In the third quarter of 2004, adjusted results exclude a $45.7 million pretax, non-operating gain related to proceeds that the Company received in connection with New York & Company’s initial public offering.

In the second quarter of 2004, adjusted results exclude a $17.6 million pretax, non-operating gain resulting from the sale of our remaining interest in Galyan’s Trading Company.

Fiscal 2003

In the first quarter of 2003, adjusted results exclude a $79.7 million pretax, non-operating gain resulting from the sale of approximately one-half of the Company’s investment in Alliance Data Systems Corporation.

In the third quarter of 2003, adjusted results exclude a $128.4 million pretax, non-operating gain resulting from the sale of the Company’s remaining interest in ADS.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.